FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

BTS ASSET MANAGEMENT, INC.

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of December 9, 2014, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), BTS Asset Management, Inc. a Massachusetts corporation (the “Adviser” or “BTS”) located at 420 Bedford Street, Suite 340, Lexington, MA 02420.

RECITALS:

WHEREAS, the parties previously entered into as Investment Advisory Agreement between Northern Lights Fund Trust and BTS dated as of February 6, 2013 (the “Agreement”);

WHEREAS, the Agreement continues in effect with respect to the BTS Tactical Fixed Income Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before May 31st (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before March 1st each year, beginning in 2015.

2. The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: /s/ Andrew Rogers

Name: Andrew Rogers

Title: President

BTS ASSET MANAGEMENT, INC.

By: /s/ Matthew Pasts

Name: Matthew Pasts

Title: Chief Executive Officer